Exhibit 99.1

                  Home Federal Bancorp, Inc. of Louisiana

                             624 Market Street
                       Shreveport, Louisiana  71101

                             February 1, 2006


FOR IMMEDIATE RELEASE:

CONTACT:
     Daniel R. Herndon, Chief Executive Officer
     Clyde D. Patterson, Executive Vice President
     Home Federal Bancorp, Inc. of Louisiana
     (318) 222-1145

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter and Six Months Ended December 31, 2005.

Shreveport, Louisiana - Home Federal Bancorp, Inc. of Louisiana (OTC BB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association, reported net earnings for the second quarter ended December 31, 2005 of $156,000, or basic earnings per share of $.05, an increase of $26,000, or 20.0%, from the $130,000 in net earnings, reported for the second quarter ended December 31, 2004.

The increase in net earnings for the quarter resulted primarily from a $91,000, or 12.9%, increase in net interest income which was partially offset by a $72,000, or 13.8%, increase in non-interest expense. The increase in net-interest income for the quarter was primarily attributable to the higher average yields on interest-earning assets compared to the prior year period. The increase in non-interest expense was primarily due to an increase in Compensation and Benefits expense of $37,000, or 11.0%, over the prior year period and an increase in Audit and Other Professional Fees of $37,000, or 92.4%. The increase in Audit and Other Professional Fees was attributable primarily to costs associated with the Company's preparation and filing of its initial Form 10-KSB for the year ended June 30, 2005.

For the six months ended December 31, 2005, Home Federal Bancorp, Inc. of Louisiana reported net earnings of $354,000, or basic earnings per share of $0.10, an increase of $86,000, or 32.1%, as compared to the $268,000 in net earnings, reported for the six months ended December 31, 2004. The increase in net earnings for the six months ended December 31, 2005 was primarily due to a $233,000, or 16.8%, increase in net interest income, which was partially offset by a $177,000, or 17.6%, increase in non-interest expense. The increase in net-interest income was attributable to higher average yields on interest-earning assets and a decrease in the Company's cost of funds. The increase in non-interest expense was primarily due to an increase in Compensation and Benefits expense of $58,000, or 8.7%, over the prior year period and an increase in Audit and Other Professional Fees of $86,000, or 131.0%, over the prior year period. The increase in Audit and Other Professional Fees was attributable primarily to costs incurred with the Company's preparation and filing of its initial Form 10-KSB for the year ended June 30, 2005.


At December 31, 2005, Home Federal Bancorp, Inc. of Louisiana reported total assets of $112.8 million, an increase of $1.5 million, or 1.3%, compared to total assets at June 30, 2005. The increase in assets was comprised primarily of the increase in cash and cash equivalents of $2.7 million to $12.0 million at December 31, 2005 compared to $9.3 million at June 30, 2005, as well as a $3.1 million, or 4.0%, increase in investment securities at December 31, 2005 compared to June 30, 2005. These increases were offset by a decrease in loans receivable, net of $5.5 million, or 23.5%, from $23.6 million at June 30, 2005 to $18.1 million at December 31, 2005. Deposits increased $2.3 million, or 3.3%, from $70.0 million at June 30, 2005 to $72.3 million at December 31, 2005. Advances from the Federal Home Loan Bank of Dallas increased $1.7 million, or 20.2%, from $8.2 million at June 30, 2005, to $9.9 million at December 31, 2005.

Shareholders' equity decreased $2.2 million to $30.2 million, or 26.8% of total assets, at December 31, 2005 compared to $32.4 million, or 29.1% of total assets, at June 30, 2005. The primary reasons for the decrease in shareholders' equity from June 30, 2005, were a decrease in the Company's accumulated other comprehensive income (loss) of $1.8 million, and the acquisition of 66,400 shares of the Company's stock at a cost of $654,000 for its Recognition and Retention Plan, and dividends of $142,000 paid during the six months ended December 31, 2005. These decreases in shareholders' equity were offset by earnings of $354,000 for the six months ended December 31, 2005.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.


             Home Federal Bancorp, Inc. of Louisiana
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (In thousands)

ASSETS

                                                  December 31,    June 30,
                                                       2005         2005
                                                 -------------   ----------
                                                          (Unaudited)

Cash and cash equivalents                            $  11,988   $   9,292
Investment Securities                                   80,467      77,373
Loans receivable                                        18,100      23,645
Other assets                                             2,215       1,019
                                                       -------     -------
     Total assets                                    $ 112,770   $ 111,329
                                                       =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $  72,330   $  69,995
Advances from the Federal Home Loan Bank of Dallas       9,882       8,224
Other liabilities                                          338         678
                                                      --------     -------

     Total liabilities                               $  82,550   $  78,898
                                                      ========     =======

Shareholders' equity                                    30,220      32,431
                                                      --------     -------

     Total liabilities and shareholders' equity      $ 112,770   $ 111,329
                                                      ========     =======



             Home Federal Bancorp, Inc. of Louisiana
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except share data)


                                        Three months ended    Six months ended
                                            December 31,         December 31,
                                        ------------------    ----------------
                                           2005     2004        2005     2004
                                        -------   --------    ------   -------
                                            (Unaudited)          (Unaudited)

Total interest income                    $1,371   $1,217      $2,750   $2,410
Total interest expense                      576      513       1,129    1,022
                                        -------   --------    ------   -------
  Net interest income                       795      704       1,621    1,388
Provision for loan losses                     -        -           -        -
                                        -------   --------    ------   -------
  Net interest income after provision
       for loan losses                      795      704       1,621    1,388
Non-interest income                          28       12          93       23
Non-interest expense                        592      520       1,183    1,006
                                        -------   --------    ------   -------
  Income before income taxes                231      196         531      405
Income taxes                                 75       66         177      137
                                        -------   --------    ------   -------
  NET INCOME                             $  156   $  130      $  354   $  268
                                        =======   ========    ======   =======
  EARNINGS PER SHARE

   Basic                                 $  .05      n/a      $  .10      n/a
                                        =======               ======
   Diluted                               $  .05      n/a      $  .10      n/a
                                        =======               ======